Exhibit 8 (fff)(i)

PARTICIPATION AGREEMENT

Among

MANAGED PORTFOLIO SERIES

TORTOISE CAPITAL ADVISORS L.L.C.

QUASAR DISTRIBUTORS, LLC

And

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

THIS AGREEMENT, made and entered into as of this day of __, 2014, among JEFFERSON NATIONAL LIFE INSURANCE COMPANY (the “Company”), a Texas stock life insurance corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto, as such Schedule may be amended from time to time (each such account hereinafter referred to as the “Account”), MANAGED PORTFOLIO SERIES (the “Trust”), a Delaware statutory trust, on behalf of its series funds listed in attached Exhibit B; TORTOISE CAPITAL ADVISORS, L.L.C. (“Tortoise” or the “Adviser”), a Delaware limited liability company; and QUASAR DISTRIBUTORS, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Trust is an open-end non-diversified management investment company and is available to act as the investment vehicle for separate accounts now in existence or to be established at any date hereafter for variable life insurance policies and variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies which have entered into Participation Agreements with the Trust, the Adviser, and the Distributor (the “Participating Insurance Companies”); and

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the sale of its shares is registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the beneficial interest in the Trust is divided into separate series of shares, each designated a “Fund” and each representing the interest in a particular managed portfolio of securities and other assets, and each with its own investment objective, policies, and limitations; and

WHEREAS, the Trust on December 13, 2013 filed an application requesting exemptive relief from the Securities and Exchange Commission (“SEC” or “Commission”), (File No.812-14250 (“Mixed and Shared Funding Exemptive Application,” copy attached as Appendix A), specifically seeking an order from the Commission that the variable annuity and variable life insurance separate accounts of the Participating Insurance Companies be granted exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of certain series of the Trust (each an “Authorized Fund” or collectively the “Authorized Funds”) to be sold to and held by such accounts (the “Mixed and Shared Funding Exemptive Order”); and

WHEREAS, the Trust has engaged the Adviser, an investment adviser duly registered under the Investment Advisers Act of 1940 (“Advisers Act”), to provide investment advisory services to each Authorized Fund; and

WHEREAS, the Company has registered or will register certain variable life and/or variable annuity contracts under the 1933 Act and any applicable state securities and insurance law; and

WHEREAS, each Account is a duly organized, validly existing segregated asset separate account, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to one or more variable insurance contracts (the “Contracts”, the Contract(s) and the Account(s) covered by the Agreement are specified in Schedule A); and

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act; and

WHEREAS, the Distributor is registered as a broker dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in certain Authorized Funds that are specified in Schedule B and are covered by this Agreement on behalf of each Account to fund certain of the Contracts and the Distributor is authorized to sell such shares to unit investment trusts such as each Account at net asset value;

NOW, THEREFORE, in consideration of the mutual promises herein, the Company, the Trust, the Adviser and the Distributor agree as follows:

ARTICLE 1. Sale of Trust Shares

1.1 The Trust and Distributor agree, subject to the Trust’s rights under Section 1.2 and otherwise under this Agreement, to sell to the Company those Trust shares representing interests in Authorized Funds which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the order for the shares of the Trust. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders from each Account and receipt by such designee shall constitute

2

receipt by the Trust; provided that the Trust receives notice of such order by 9:30 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC. The initial Authorized Funds are set forth in Schedule B, as such schedule may be amended from time to time.

1.1(a)	Transmission of Instructions For each Authorized Fund and for each Account maintained by the Company with such Authorized Fund, the Company shall transmit to National Securities Clearing Corporation (“NSCC”) (which shall forward the information to the transfer agent of the Authorized Fund), one line per fund (net purchases less redemptions)

each of which reflects the aggregated effect of all purchases and all redemptions of shares of each Authorized Funds in such categories, based upon instructions from each Account (collectively, “Instructions”) received prior to the Close of Trading on a given Business Day (“Trade Date”). “Close of Trading” shall mean 4:00 p.m. Eastern time on a Business Day or such other time as the net asset value of an Authorized Fund is calculated, as disclosed in the then current prospectus(es) of the Authorized Fund. “Business Day” shall mean, unless otherwise noted in this Agreement, any day on which the New York Stock Exchange (the “NYSE”) is open for trading and on which an Authorized Fund calculates its net asset value pursuant to the rules of the SEC. “Business Day,” for the purposes of this Section 1.1(a), shall also include any day on which the NSCC’s DCC&S System is open to transmit and settle orders, even if the NYSE is closed for trading on such day.

On any given Business Day, the Company shall accept Instructions in proper form from an Account up to the Close of Trading, but in no event shall the Company accept Instructions that have been received by the Company after the Close of Trading on such Business Day. Instructions received in proper form by the Company after the Close of Trading on any Business Day shall be treated as if accepted on the next following Business Day. Each transmission of Instructions by the Company will constitute a representation that all purchase and redemption orders from the Accounts were received by the Company prior to 4:00 p.m. Eastern time or the close of the NYSE, whichever is earlier, on the Business Day on which the purchase or redemption orders are transmitted, in accordance with Rule 22c-1 under the 1940 Act.

1.1(b)	Transmission Deadlines for the Accounts The transmission of orders for the Accounts will be accepted by the Authorized Fund only if provided through NSCC’s DCC&S System in the file delivered to the Authorized Fund or its transfer agent prior to 6:30 a.m. Eastern time (currently NSCC Cycle 8) on the next Business Day following the Trade Date. Any information delivered to the Authorized Fund after such 6:30 a.m. Eastern
3

time file is received will be rejected by the Authorized Fund or its transfer agent, subject to the Authorized Fund’s sole discretion to accept any trade.

In the event that NSCC systems are not functioning on a given Business Day, the Company may transmit Instructions to the Authorized Fund, its transfer agent or as otherwise directed by the Authorized Fund via facsimile by 8:30 a.m. Eastern time on the next Business Day following the Trade Date; provided however, the Company will notify the Authorized Fund and its transfer agent prior to transmitting Instructions via facsimile. However, this paragraph will not be applicable to Instructions which have already been entered via NSCC but not received by the Authorized Fund or its transfer agent. The Company must notify the Authorized Fund of the existence of any such Instructions, and the Authorized Fund and its transfer agent will use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner.

The Company will receive pricing and dividend rate and capital gain distribution rate information and payments through the NSCC System and notice via email.

1.1(c)	Settlement Aggregated purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures. “Business Day,” for the purposes of this Section 1.1(c), shall also include any day on which the NSCC’s DCC&S System is open to transmit and settle orders, even if the NYSE is closed for trading on such day.

In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, the Company shall wire payment, or arrange for payment to be wired by the Company’s designated bank, in immediately available funds, to the Authorized Fund’s custodial account at the Authorized Fund’s custodian; and (2) for net redemption Instructions, the Authorized Fund or its transfer agent shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account designated by the Company in writing. Wires from the Company must be received no later than the close of the Federal Reserve Wire Transfer System on the next day on which the Federal Reserve Wire Transfer System is open.

Insurance Company will provide Fund with access to FundTrack which will allow the Fund to monitor unusually large purchase or redemption orders.

Nothing herein shall prevent the Trust, on behalf of an Authorized Fund, from delaying or suspending the right of purchase or redemption in accordance with the provisions of the 1940 Act and the rules thereunder. The Authorized Fund will not bear any responsibility whatsoever for the

4

proper disbursement or crediting of redemption proceeds; the Company alone will be responsible for such action.

1.2 The Trust agrees to make shares in the Authorized Funds available for purchase at the applicable net asset value per share by the Company for their separate Accounts listed on Schedule A, on those days on which the Trust calculates its net asset value pursuant to rules of the SEC and the Trust. Notwithstanding the foregoing, the Trustees of the Trust (the “Trustees”) may refuse to sell shares of any Authorized Fund to the Company or any other person, or suspend or terminate the offering of shares of any Authorized Fund if such action is required by law or by regulatory authorities having jurisdiction over the Trust or if the Trustees determine, in the exercise of their fiduciary responsibilities, that to do so would be in the best interests of shareholders.

1.3 The Trust and the Distributor agree that shares of the Authorized Funds will be sold only to Participating Insurance Companies and their separate accounts, trustees of qualified group pension and group retirement qualified plans, the Adviser or affiliated person(s) of the Adviser, and general accounts of insurance company depositors of variable annuity accounts and/or variable life insurance accounts. No shares of any Authorized Fund will be sold to the general public. Until such time the Trust receives an Order granting relief in response to the Mixed and Shared Funding Exemptive Application, as previously described, (File No. 812-14250), the parties agree that the Authorized Funds shall serve as the investment vehicle for only separate accounts now in existence or to be established at any date hereafter for variable annuity contracts of the Company (“Variable Annuity Accounts”).

1.4 The Trust shall redeem its shares in accordance with the terms of the then current prospectus for each Authorized Fund. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption from each Account and receipt by such designee by the close of trading on the New York Stock Exchange on a day, shall constitute receipt by the Trust on that day; provided that the Trust receives written (or facsimile) notice of such request for redemption by 8:30 a.m., Eastern time, on the next following Business Day. In connection with the foregoing and Section 1.1 above, the Company agrees to provide information, at the Trust or Distributor’s reasonable request, on its late trading controls procedures, and the Company represents that it has controls and procedures in place to prevent the acceptance of orders or requests for redemption of shares of the Trust after the close of trading on the New York Stock Exchange on a day on a day for trades that will be based on the net asset value determined as of the close of trading on the New York Stock Exchange on such day. The Fund reserves the right to delay payment of redemption proceeds to the extent permitted under Section 22(e) of the 1940 Act and any Rules thereunder, and to effect redemptions in accordance with the procedures and policies of the Fund as described in the then current prospectus.

1.5 The Company agrees that the Contracts are not intended to serve as vehicles for frequent transfers among the Authorized Funds. As such, the Company agrees on its own behalf, and on behalf of any designee of the Company, to review and identify activity that might be

5

construed as market timing and to abide by Trust’s practices and policies by restricting activity of any Contract owner identified, either by the Trust, the Adviser, the Distributor, the Company, or their designees, as a market timer. The parties acknowledge and agree that the transactions contemplated under this Agreement shall be subject to the provisions of the Rule 22c-2 Agreement dated _______________ entered into by and among Distributor and the Company.

1.6 The Company shall purchase and redeem the shares of each Authorized Fund offered by its then current prospectus in accordance with the provisions of such prospectus.

1.7 The Company shall pay for Trust shares on the next Business Day after an order to purchase Trust shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire.

1.8 Issuance and transfer of the Trust’s shares will be by book entry only. Share certificates will not be issued to the Company or any Account. Shares ordered from the Trust will be recorded as instructed by the Company to the Distributor in an appropriate title for each Account or the appropriate sub-account of each Account.

1.9 The Trust shall furnish prompt notice (by wire or telephone, followed by written confirmation) to the Company of the declaration of any income, dividends or capital gain distributions payable on the Trust’s shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Authorized Fund shares in additional shares of that Authorized Fund. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.10 The Trust shall make the net asset value per share for each Authorized Fund available to the Company on a daily basis as soon as reasonably practical after the Trust calculates its net asset value per share and each of the Trust and the Trust shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time. Any material error in the calculation or reporting of net asset value per share shall be reported to the Company promptly upon discovery by the Fund. A material error in the calculation of net asset value per share shall be corrected in accordance with the procedures for correcting net asset value errors adopted by the Fund’s Board of Trustees and in effect at the time of the error.

ARTICLE II. Representations and Warranties

2.1 The Company represents and warrants that

2.1(a)	at all times during the term of this Agreement the Contracts are or will be registered under the 1933 Act; the Contracts will be issued and sold in compliance in all material respects with all applicable
6

Federal and state laws and regulations, and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a separate account under applicable law and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, and shall amend the registration statements for its Contracts under the 1933 Act and 1940 Act from time to time as required to effect the continuous offering of its Contracts;

2.1(b)	the Contracts are currently treated as endowment, annuity or life insurance contracts, under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and that it will make every effort to maintain such treatment and that it will notify the Trust, the Adviser and the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future;

2.1(c)	the Company and the Accounts are in material compliance with Rule 38a-1 under the 1940 Act pursuant to the requirements of federal law or of any state insurance department. The Company represents and warrants that it has implemented controls designed to prevent, and will provide any reasonable assistance requested by the Authorized Fund related to the deterrence of, market timing and/or late trading of shares of the Authorized Fund;

2.1(d)	the Company has in place an anti-money laundering program (“AML program”) that does now and will continue to comply with applicable laws and regulations, including the relevant provisions of the Bank Secrecy Act and the USA PATRIOT Act (Pub. L. No. 107-56 (2001)), as they may be amended, and the regulations issued thereunder by duly vested regulatory authority and the Rules of Conduct of FINRA (“Anti-Money Laundering Law and Regulation”);

2.1(e)	after undertaking reasonable inquiry, the Company has, no information or knowledge that (i) any Contract owners of all separate accounts investing in the Authorized Fund, or (ii) any person or entity controlling, controlled by or under common
7

control with such Contract owners is an individual or entity or in a country or territory that is on an Office of Foreign Assets Control (“OFAC”) list or similar list of sanctioned or prohibited persons maintained by a U.S. governmental or regulatory body;

2.1(f)	the Company has in place policies, procedures and internal controls reasonably designed (i) to verify the identity of Contract owners, and (ii) if applicable, to identify those Contract owners’ sources of funds, and has no reason to believe that any of the invested funds were derived from illegal activities;

2.1(g)	the Company will provide the Trust or the Distributor (or their respective service providers) upon reasonable request any information regarding specific accounts that may be reasonably necessary for the Authorized Fund and its service providers to fulfill their responsibilities relating to their anti-money laundering programs or any other information reasonably requested by the Authorized Fund or the Distributor (or their respective service providers) to assist with compliance with the Anti-Money Laundering Law and Regulation, as may be permitted by law or regulation; and

2.1(h)	The Company will promptly notify the Trust and the Distributor should the Company become aware of any change in the above representations and warranties to the extent that the change relates to the relationship between the Company and the Authorized Fund and/or Distributor. In addition, the Authorized Fund and the Distributor hereby provide notice to the Company that the Authorized Fund and/or the Distributor reserve the right to make inquiries of and request additional information from the Company regarding its AML program.

2.1(i)	The Company agrees that until such time the Trust receives an Order granting relief in response to the Mixed and Shared Funding Exemptive Application, as previously described, (File No. 812-14250), the Authorized Funds shall serve as the investment vehicle for Variable Annuity Accounts.

2.2	The Trust represents and warrants that

2.2(a)	at all times during the term of this Agreement, Trust shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold by the Trust to the Company in compliance with all applicable laws, subject to the terms of
8

Section 2.5 below, and the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust or the Distributor in connection with their sale by the Trust to the Company and only as required by Section 2.5;

2.2(b)	each Authorized Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will use its best efforts to maintain such qualification (under Subchapter M or any successor provision), and that it will notify the Company immediately upon having a reasonable basis for believing that any Authorized Fund has ceased to so qualify or that it might not so qualify in the future;

2.2(c)	it is lawfully organized and validly existing under the laws of Delaware and that it does and will comply in all material respects with the 1940 Act;

2.2(d)	each Authorized Fund:

(i) qualifies as a look-through entity within the meaning of Treas. Reg. section 1.817-5(f), and

(ii) shall at all times invest money from the Contracts and conduct its operations to ensure that: (a) the assets of the Authorized Fund are diversified within the meaning of Treas. Reg. section 1.817-5(b), (b) the Contracts shall be treated as variable contracts under the Code and the regulations issued thereunder, and(c) no Contract owner shall be treated as the owner of the assets of an Account solely due to purchase of shares of a Authorized Fund by an Account.

The Trust will notify the Company immediately upon having a reasonable basis for believing that an Authorized Fund is in breach of the foregoing representation and warranty or that an Authorized Fund might be in breach in the future. In addition, the Authorized Fund will immediately take all steps necessary to cure any breach to achieve compliance with the foregoing representations and warranties.

9

2.2(e)	it has adopted a Rule 12b-1 Plan under which it makes payments to finance administrative, service, and distribution expenses with respect to certain Authorized Funds. The Trust represents and warrants that its Board, a majority of whom are not interested persons of the Authorized Fund, has approved such Rule 12b-1 Plan to finance administrative, service, and distribution expenses of the Authorized Fund that are subject to a 12b-1 fee, and that any changes to the Authorized Fund’s Rule 12b-1 Plan will be approved, in accordance with Rule 12b-1 under the 1940 Act.
2.2(f)	its trustees, officers, employees, and other individuals/entities dealing with the money and/or securities of the Authorized Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Authorized Fund in an amount not less than the minimal coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.
2.2(g)	the Trust makes no representation as to whether any aspect of its operations (including, but not limited to, fees, expenses and investment policies) complies with the insurance laws or regulations of various states except that the Authorized Fund represents that the Authorized Fund’s investment policies, fees and expenses are and shall at all times remain in compliance with the laws of its state of domicile, and the Authorized Fund represents that its respective operations are and shall at all times remain in material compliance with the laws of its state of domicile, to the extent required to perform this Agreement.

2.3 The Distributor represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC. The Distributor further represents that it will sell and distribute the Trust shares in accordance with all applicable securities laws applicable to it, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

2.4 The Adviser represents and warrants that the Adviser is and shall remain duly registered in all material respects under all applicable federal and state laws and regulations and that the Adviser shall perform its obligations for the Authorized Fund in compliance in all material respects with the laws of applicable state and federal laws and regulations.

2.5 Notwithstanding any other provision of this Agreement, the Trust shall be responsible for the registration and qualification of its shares and of the Trust itself under the laws of any jurisdiction only in connection with the sales of shares directly to the Company through the Distributor. The Trust shall not be responsible, and the Company shall take full

10

responsibility, for determining any jurisdiction in which any qualification or registration of Trust shares or the Trust by the Trust may be required in connection with the sale of the Contracts or the indirect interest of any Contract in any shares of the Trust and advising the Trust thereof at such time and in such manner as is necessary to permit the Trust to comply.

2.6 The Trust makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states.

ARTICLE III. Prospectuses and Proxy Statements; Voting

3.1 The Trust shall provide such documentation (including a camera-ready copy of its prospectus) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus for the Contracts and the Trust’s prospectus printed together in one or more documents (such printing to be at the Company’s expense).

3.2 The Trust’s Prospectus shall state that the Statement of Additional Information (the “Statement”) for the Trust is available from the Distributor or its designee (or in the Trust’s discretion, the Prospectus shall state that such Statement is available from the Trust), and the Distributor (or the Trust), at its expense, shall print and provide such Statement free of charge to the Company and to any owner of a Contract or prospective owner who requests such Statement.

3.3 The Trust, at its expense, shall provide the Company with copies of its reports to shareholders, proxy material and other communications to shareholders in such quantity as the Company shall reasonably require for distribution to the Contract owners, such distribution to be at the expense of the Company.

3.4 The Company shall vote all Trust shares as required by law and the Mixed and Shared Funding Exemptive Application. The Company reserves the right to vote Trust shares held in any separate account in its own right, to the extent permitted by law and the Mixed and Shared Funding Exemptive Application. The Company shall be responsible for assuring that each of its separate accounts participating in the Trust calculates voting privileges in a manner consistent with all legal requirements and the Mixed and Shared Funding Exemptive Application. With reference to the obligations imposed by this paragraph 3.4., until such time at the Trust receives an order granting relief in response to the Mixed and Shared Funding Exemptive Application, as previously described, the parties agree to comply with the Conditions for Relief relating to voting in the Mixed and Shared Voting Application relating to voting, as summarized in attached Appendix B.

3.5 The Trust will comply with all applicable provisions of the 1940 Act requiring voting by shareholders, and in particular the Trust will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Trust is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b).

11

Further, the Trust will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the Commission may promulgate with respect thereto.

ARTICLE IV. Communications Material and Information

4.1 Without limiting the scope or effect of Section 4.2 hereof, the Company shall furnish, or shall cause to be furnished, to the Adviser (who will facilitate the Distributor’s review) each piece of communications material or other promotional material (as defined hereafter) in which the Trust, the Adviser or the Distributor is named at least 10 Business Days prior to its use. No such material shall be used until approved by the Distributor, will use its best efforts to review within 10 Business Days after receipt of such material, and, for any materials that must be filed with FINRA prior to first use, until FINRA either provides a letter without any comments or such materials have been on file with FINRA for the required pre-use period without comment. This does not include the use of only the fund names and/or objectives.

4.2 The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Trust shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in annual or semi-annual reports or proxy statements for the Trust, or in communications material or other promotional material approved by the Trust or its designee or by the Distributor, except with the written permission of the Trust or the Distributor or the designee of either or as is required by law.

4.3 The Adviser shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of communications material or other promotional material in which the Company and/or its separate account(s) is named at least 10 Business Days prior to its use. No such material shall be used until approved by the Company or its designee, will use its best efforts to review within ten Business Days after receipt of such material, and, for any materials that must be filed with FINRA prior to first use, until FINRA either approves use of such materials or such materials have been on file with FINRA for the required pre-use period without comment.

4.4 Neither the Trust nor the Distributor shall give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in communications material or other promotional material approved by the Company or its designee, except with the written permission of the Company or as is required by law.

12

4.5 For purposes of this Article IV, the phrase “communications material or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), communications material (i.e. any written or electronic communications material), educational or training materials or other communications distributed or made generally available to some or all registered representatives or financial advisers.

ARTICLE V. Fees and Expenses

5.1 Except as provided in Article VI, the Trust and Distributor shall pay no fee or other compensation to the Company under this Agreement.

5.2 All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party. The Trust shall bear the expenses for the cost of registration and qualification of the Trust’s shares, preparation and filing of the Trust’s prospectus and registration statement, proxy materials and reports, setting the prospectus and shareholder reports in type, setting in type and printing the proxy materials, and the preparation of all statements and notices required by any federal or state law, in each case as may reasonably be necessary for the performance by it of its obligations under this Agreement.

5.3 The Company shall bear the expenses of (a) printing and distributing the Trust’s prospectus in connection with sales of the Contracts and (b) distributing the reports to Trust’s Shareholders and (c) of distributing the Trust’s proxy materials to owners of the Contracts.

Article VI. Service Fees

6.1 So long as the Company complies with its obligations in this Article VI, the Distributor and/or Adviser shall pay the Company a service fee (the “Service Fee”) on shares of the Authorized Funds held in the Accounts at the annual rates specified in Schedule B (excluding any accounts for the Company’s own corporate retirement plans), subject to Section 6.2 hereof.

6.2 The Company understands and agrees that all Service Fee payments are subject to the limitations contained in each Authorized Fund’s Distribution Plan, which may be varied or discontinued at any time and hereby waives the right to receive such service fee payments with respect to the Authorized Fund if the Authorized Fund ceases to pay 12b-1 fees to the Distributor.

6.3 (a) The Company’s failure to provide the services described in Section 6.4 or otherwise comply with the terms of this Agreement will render it ineligible to receive Service Fees; and

13

(b) the Distributor may, without the consent of the Company, amend this Article VI to change the terms of the Service Fee payments with prior written notice to the Company.

6.4 The Company will provide the following services to the Contract Owners purchasing Authorized Fund shares:

(i) Rendering assistance in distributing or promoting the sale of shares;

(ii) Maintaining regular contact with Contract owners and assisting in answering inquiries concerning the Authorized Funds;

(iii) Assisting in printing and distributing shareholder reports, prospectuses and other sale and service literature provided by the Distributor;

(iv) Assisting the Distributor and its affiliates in the establishment and maintenance of shareholder accounts and records;

(v) Assisting Contract owners in effecting administrative changes, such as exchanging shares in or out of the Authorized Funds;

(vi) Assisting in processing purchase and redemption transactions; and

(vii) Providing any other information or services as the Contract owners or the Distributor may reasonably request.

The Company will support the Distributor’s marketing efforts by granting reasonable requests for visits to the Company’s offices by representatives of the Distributor.

6.5 The Company’s compliance with the service requirement set forth in this Agreement will be evaluated from time to time by monitoring redemption levels of Authorized Fund shares held in any Account and by such other methods as the Distributor deems appropriate.

6.6 The provisions of this Article VI shall remain in effect for not more than one year from the date hereof and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually by the Trustees in conformity with Rule 12b-1. This Agreement shall automatically terminate in the event of its assignment (as defined by the 1940 Act). In addition, this Article VI may be terminated at any time, without the payment of any penalty, with respect to any Authorized Fund or the Trust as a whole by any party upon written notice delivered or mailed by registered mail, postage prepaid, to the other party, or, as provided in Rule 12b-1 under the 1940 Act by the Trustees or by the vote of the holders of the outstanding voting securities of any Authorized Fund.

14

6.7 The Trust or the Distributor shall provide the Trustees of each of the Authorized Funds, and such Trustees shall review at least quarterly, a written report of the amounts paid to the Company under this Article VI and the purposes for which such expenditures were made.

ARTICLE VII. Diversification

7.1 The Trust shall use its best efforts to cause each Authorized Fund to maintain a diversified pool of investments that would, if such Authorized Fund were a segregated asset account, satisfy the diversification provisions of Treas. Reg. § 1.817-5(b)(1) or (2). Upon request, the Trust will provide the Company with a certification of its compliance with this Article as of the most recent calendar quarter end.

ARTICLE VIII. Potential Conflicts

8.1 The Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Trust. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities law or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Authorized Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trust shall promptly inform the Company if the Trustees determine that a material irreconcilable conflict exists and the implications thereof.

8.2 The Company will report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Mixed and Shared Funding Exemptive Application by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Trustees whenever Contract owner voting instructions are disregarded.

8.3 If it is determined by a majority of the Trustees, or a majority of the disinterested Trustees, that a material irreconcilable conflict exists, the Company shall to the extent reasonably practicable (as determined by a majority of the disinterested Trustees), take, at the Company’s expense, whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Trust or any Authorized Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Authorized Fund of the Trust, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating

15

Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

8.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the affected Account’s investment in one or more Authorized Funds of the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. No charge or penalty shall be imposed as a result of such withdrawal. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and until the end of that six month period the Distributor and Trust shall, to the extent permitted by law and any exemptive relief previously granted to the Trust, continue to accept and implement orders by the Company for the purchase (or redemption) of shares of the Trust.

8.5 If a material irreconcilable conflict arises because of a particular state insurance regulator’s decision applicable to the Company to disregard Contract owner voting instructions and that decision represents a minority position that would preclude a majority vote, then the Company may be required, at the Trust’s direction, to withdraw the affected Account’s investment in one or more Authorized Funds of the Trust; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, unless a shorter period is required by law, and until the end of the foregoing six month period (or such shorter period if required by law), the Distributor and Trust shall, to the extent permitted by law and any exemptive relief previously granted to the Trust, continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust. No charge or penalty will be imposed as a result of such withdrawal.

8.6 For purposes of Sections 8.3 through 8.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict. Neither the Trust nor the Distributor shall be required to establish a new funding medium for the Contracts, nor shall the Company be required to do so, if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account’s investment in one or more Authorized Funds of the Trust and terminate this Agreement within six (6) months (or such shorter period as may be required by law or any exemptive relief previously granted to the Trust) after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and

16

termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees. No charge or penalty will be imposed as a result of such withdrawal.

8.7 The responsibility to take remedial action in the event of the Trustees’ determination of a material irreconcilable conflict and to bear the cost of such remedial action shall be the obligation of the Company, and the obligation of the Company set forth in this Article VIII shall be carried out with a view only to the interests of Contract owners.

8.8 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Trust and/or the Company, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 8.1, 8.2, 8.3, 8.4 and 8.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

8.9 The Company has reviewed the Mixed and Shared Funding Exemption Application and hereby assumes all obligations referred to therein which are required, including, without limitation, the obligation to provide reports, material or data as the Trustees may request as conditions to such Order, to be assumed or undertaken by the Company.

ARTICLE IX. Indemnification

9.1. Indemnification by the Company

9.1 (a) The Company shall indemnify and hold harmless the Trust, the Adviser, and the Distributor, and each of their directors, trustees and officers, or agents, and each person, if any, who controls the Trust, the Distributor, or the Adviser within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”, and collectively, the “Indemnified Parties” for purposes of this Section 9.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company which consent may not be unreasonably withheld) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust’s shares or the Contracts or the performance by the parties of their obligations hereunder and:

(i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Contracts or contained in the Contracts or communications material for the Contracts (or any

17

amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Trust, the Adviser or the Distributor for use in the registration statement or prospectus for the Contracts or in the Contracts or communications material (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Authorized Fund shares; or

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, Prospectus or communications material of the Authorized Fund not supplied by the Company, or persons under their control) or wrongful conduct of the Company or persons under their control, with respect to the sale or distribution of the Contracts or Authorized Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, Prospectus, or communications material of the Authorized Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Trust, the Adviser or the Distributor by or on behalf of the Company; or

(iv) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v) arise out of or result from any breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 9.1(b) and 9.1(c) hereof.

9.1 (b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party to the extent such may arise from such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the Trust, whichever is applicable.

9.1 (c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such

18

Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Company to such Indemnified Party of the Company’s election to assume the defense thereof the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

9.1 (d) The Indemnified Parties shall promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of Authorized Fund shares or the Contracts or the operation of the Trust.

9. 1 (e) The provisions of this Section 9.1 shall survive any termination of this Agreement.

9.2 Indemnification by the Trust, the Adviser and the Distributor

9.2 (a) The Trust, the Adviser and the Distributor shall indemnify and hold harmless the Company and each person, if any, who controls the Company each within the meaning of Section 15 of the 1933 Act and any director, officer, employee or agent of the foregoing (collectively, the “Indemnified Parties” for purposes of this Section 9.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor which consent may not be unreasonably withheld) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust’s shares or the Contracts or the performance by the parties of their obligations hereunder and:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or communications material of an Authorized Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the

19

Distributor, Adviser or Authorized Fund by or on behalf of the Company for use in the registration statement or Prospectus for the Authorized Fund or in communications material (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Authorized Fund shares; or

(ii) arise out of or as a result of written statements or representations (other than statements or representations contained in the registration statement, prospectus or communications material for the Contracts not supplied by the Trust, the Adviser, or the Distributor or persons under their control) or wrongful conduct of the Trust, the Adviser or the Distributor or persons under their control, with respect to the sale or distribution of the Contracts or Authorized Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, Prospectus, Statement of Additional Information or communications material covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Trust; or

(iv) arise as a result of any failure by the Trust, the Adviser or the Distributor to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VII of this Agreement); or

(v) arise out of or result from any breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other breach of this Agreement by the Distributor; as limited by and in accordance with the provisions of Sections 9.2(b) and 9.2(c) hereof.

(vi) arise out of or result from any material breach of any representation and/or warranty made by the Trust, the Adviser or the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust, the Adviser or the Distributor; as limited by and in accordance with the provisions of Sections 9.2(b) and 9.2(c) hereof.

9.2 (b) The Trust, the Adviser or the Distributor shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to each Company or the Account, whichever is applicable.

20

9.2 (c) The Trust, the Adviser and the Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Trust, the Adviser and the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent) on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim, but failure to notify the Trust, the Adviser and the Distributor of any such claim shall not relieve the Trust, the Adviser or the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Trust, the Adviser and the Distributor will be entitled to participate, at its own expense, in the defense thereof. The Trust, the Adviser and the Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Trust, the Adviser or the Distributor to such Indemnified Party of the Trust, the Adviser or the Distributors election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Trust, the Adviser and the Distributor will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

9.2 (d) The Company shall promptly notify the Trust, the Adviser and the Distributor or the Trust of the commencement of any litigation or proceedings against it or any of its officers or directors, in connection with the issuance or sale of the Contracts or the operation of each Account.

9.2 (e) The provisions of this Section 9.2 shall survive any termination of this Agreement.

ARTICLE X. Applicable Law

10.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

10.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Application and the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE XI. Termination

11.1 This Agreement shall terminate:

21

11.1 (a) at the option of any party upon 90 days advance written notice to the other parties; or

11.1 (b) at the option of the Trust or the Distributor in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the Insurance Commissioner of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sales of the Contracts, with respect to the operation of any Account, or the purchase of the Trust shares, provided, however, that the Trust or the Distributor determines in its sole judgment, exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

11.1 (c) at the option of the Company in the event that formal administrative proceedings are instituted against the Trust or Distributor by FINRA, the SEC, or any state securities or insurance department or any other regulatory body in respect of the Trust’s or Distributor’s duties under this Agreement or the sale of shares of the Trust to the Company, provided, however, that the Company determines in its sole judgment, exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust or Distributor to perform its obligations under this Agreement; or

11.1 (d) with respect to any Account, upon requisite vote of the Contract owners having an interest in such Account (or any subaccount) to substitute the shares of another investment company for the corresponding Authorized Fund shares of the Trust in accordance with the terms of the Contracts for which those Authorized Fund shares had been selected to serve as the underlying investment media. The Company will give 30 days’ prior written notice to the Trust of the date of any proposed vote to replace the Trust’s shares; or

11.1 (e) with respect to any Authorized Fund, upon 30 days advance written notice from the Distributor to the Company, upon a decision by the Distributor to cease offering shares of the Authorized Fund for sale.

11.2. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 11.1 (a) may be exercised for any reason or for no reason.

11.3 No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties to this Agreement of its intent to terminate, which notice shall set forth the basis for such termination. Such prior written notice shall be given in advance of the effective date of termination as required by this Article XI.

11.4 Notwithstanding any termination of this Agreement, subject to Section 1.2 of this Agreement, the Trust and the Distributor shall, at the option of the Company, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement,

22

for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, subject to Section 1.2 of this Agreement, the owners of the Existing Contracts shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 11.4 shall not apply to any termination under Article VIII and the effect of such Article VIII termination shall be governed by Article VIII of this Agreement.

11.5 The Company shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to the Company’s assets held in either Account) except (i) as necessary to implement Contract owner initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally required Redemption”). Upon request, the Company will promptly furnish to the Trust and the Distributor an opinion of counsel for the Company, reasonably satisfactory to the Trust, to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, subject to Section 1.2 of this Agreement, the Company shall not prevent Contract owners from allocating payments to an Authorized Fund that was otherwise available under the Contracts without first giving the Trust or the Distributor 30 days notice of its intention to do.

ARTICLE XII. Notices

Any notice shall be sufficiently given when sent by registered, overnight or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Managed Portfolio Series

Attn: Angela Pingel, Secretary

c/o U.S. Bancorp Fund Services, LLC

777 East Wisconsin Ave, 5th Fl

Milwaukee, WI 53202

e-mail: angela.pingel@usbank.com

If to the Distributor:

Quasar Distributors, LLC

Attn: President

615 East Michigan Street

Milwaukee, Wisconsin 53202

If to the Adviser:

23

Tortoise Capital Advisors, L.L.C.

Attn: Chief Compliance Officer

11550 Ash Street, Suite 300

Leawood, KS 66211

If to the Company:

Jefferson National Life Insurance Company

Attention: General Counsel

10350 Ormsby Park Place

Louisville, KY 40223

ARTICLE XIII. Miscellaneous

13.1 A copy of the Agreement and Declaration of Trust of the Trust is on file with the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument, including without limitation Article VII, are not binding upon any of the Trustees or shareholders individually but binding only upon the assets and property of the Trust.

13.2 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

13.4 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

13.5 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

13.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

13.7 Notwithstanding any other provision of this Agreement, the obligations of the Trust, the Adviser, and the Distributor are several and, without limiting in any way the generality

24

of the foregoing, neither such party shall have any liability for any action or failure to act by the other party, or any person acting on such other party’s behalf.

25

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY
By its authorized officer,

Name:
Title:

MANAGED PORTFOLIO SERIES
By its authorized officer,

Name: James R. Arnold
Title: President

QUASAR DISTRIBUTORS, LLC
By its authorized officer,

Name: James R. Schoenike
Title: President

TORTOISE CAPITAL ADVISORS, L.L.C.
By its authorized officer,

Name: Michelle Kelly
Title: Managing Director

26

SCHEDULE A

Separate Accounts

Name of Separate Account	Contracts Funded by Separate Account

Jefferson National Life Annuity
Account G	JNL-2300 series and state specific variations
27

SCHEDULE B

Authorized Fund(s) and Service Fee(s)

Authorized Fund(s)	Service Fee

Tortoise VIP MLP & Pipeline Portfolio	0.25%

28

APPENDIX A

Mixed and Shared Funding Exemptive Application

29

APPENDIX B

(Capitalized terms used in this Appendix B, but not defined herein, shall have the same meaning as in the “Mixed and Shared Funding Exemptive Application.”)

I.	CONDITIONS FOR RELIEF RELATED TO VOTING

Applicants automatically consent to the following conditions with respect to each Variable Fund:

1.	A majority of the Board of each Variable Fund will consist of persons who are not “interested persons” of the Trust, as defined by Section 2(a)(19) of the 1940 Act, and the rules thereunder, and as modified by any applicable orders of the Commission, except that if this condition is not met by reason of death, disqualification or bona fide resignation of any trustee or trustees, then the operation of this condition will be suspended: (a) for a period of 90 days if the vacancy or vacancies may be filled by the Board; (b) for a period of 150 days if a vote of shareholders is required to fill the vacancy or vacancies; or (c) for such longer period as the Commission may prescribe by order upon application, or by future rule.

2.	The Board will monitor a Variable Fund for the existence of any material irreconcilable conflict between and among the interests of the owners of all VLI Contracts and VA Contracts and participants of all Qualified Plans investing in the Variable Fund, and determine what action, if any, should be taken in response to such conflicts. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Variable Fund are being managed; (e) a difference in voting instructions given by VA Contract owners, VLI Contract owners, and Qualified Plans or Qualified Plan participants; (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners; or (g) if applicable, a decision by a Qualified Plan to disregard the voting instructions of Qualified Plan participants.

3.	Participating Insurance Companies (on their own behalf, as well as by virtue of any investment of General Account assets in a Variable Fund), the advisers, and any Qualified Plan that executes a participation agreement upon its becoming an owner of 10% or more of the assets of a Variable Fund (collectively, “Participants”) will report any potential or existing conflicts to the Board. Each
30

Participant will be responsible for assisting the Board in carrying out the Board’s responsibilities under these conditions by providing the Board with all information reasonably necessary for the Board to consider any issues raised.  This responsibility includes, but is not limited to, an obligation by each Participating Insurance Company to inform the Board whenever Variable Contract owner voting instructions are disregarded, and, if pass-through voting is applicable, an obligation by each trustee for a Qualified Plan to inform the Board whenever it has determined to disregard Qualified Plan participant voting instructions.  The responsibility to report such information and conflicts, and to assist the Board, will be a contractual obligation of all Participating Insurance Companies under their Participation Agreement with a Variable Fund, and these responsibilities will be carried out with a view only to the interests of the Variable Contract owners.  The responsibility to report such information and conflicts, and to assist the Board, also will be contractual obligations of all Qualified Plans under their Participation Agreement with a Variable Fund, and such agreements will provide that these responsibilities will be carried out with a view only to the interests of Qualified Plan participants.

4.	If it is determined by a majority of the Board, or a majority of the disinterested trustees of the Board, that a material irreconcilable conflict exists, then the relevant Participant will, at its expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (a) withdrawing the assets allocable to some or all of their VLI Accounts or VA Accounts from the Variable Fund and reinvesting such assets in a different investment vehicle, including another Variable Fund; (b) in the case of a Participating Insurance Company, submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., VA Contract owners or VLI Contact owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; (c) withdrawing the assets allocable to some or all of the Qualified Plans from the affected Variable Fund and reinvesting them in a different investment medium; and (d) establishing a new registered management investment company or managed Separate Account. If a material irreconcilable conflict arises because of a decision by a Participating Insurance Company to disregard Variable Contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, then the Participating Insurance Company may be required, at the election of the Variable Fund, to withdraw such Participating Insurance Company’s VLI Account and VA Account investments in the Variable Fund, and no charge or penalty will be imposed as a result of such withdrawal. If a material irreconcilable conflict arises because of a Qualified Plan’s decision to disregard Qualified Plan participant voting instructions, if applicable, and that decision
31

represents a minority position or would preclude a majority vote, the Qualified Plan may be required, at the election of the Variable Fund, to withdraw its investment in the Variable Fund, and no charge or penalty will be imposed as a result of such withdrawal.  The responsibility to take remedial action in the event of a Board determination of a material irreconcilable conflict and to bear the cost of such remedial action will be a contractual obligation of all Participants under their Participation Agreement with a Variable Fund, and these responsibilities will be carried out with a view only to the interests of Variable Contract owners or, as applicable, Qualified Plan participants.

For purposes of this Condition 4, a majority of the disinterested trustees of the Board will determine whether or not any proposed action adequately remedies any material irreconcilable conflict, but, in no event, will the Variable Fund or its investment adviser be required to establish a new funding vehicle for any Variable Contract or Qualified Plan.  No Participating Insurance Company will be required by this Condition 4 to establish a new funding vehicle for any Variable Contract if any offer to do so has been declined by vote of a majority of the Variable Contract owners materially and adversely affected by the material irreconcilable conflict.  Further, no Qualified Plan will be required by this Condition 4 to establish a new funding vehicle for the Qualified Plan if: (a) a majority of the Qualified Plan participants materially and adversely affected by the irreconcilable material conflict vote to decline such offer, or (b) pursuant to documents governing the Qualified Plan, the Qualified Plan trustee makes such decision without a Qualified Plan participant vote.

5.	The determination by the Board of the existence of a material irreconcilable conflict and its implications will be made known in writing promptly to all Participants.

6.	Participating Insurance Companies will provide pass-through voting privileges to all Variable Contract owners whose Variable Contracts are issued through registered VLI Accounts or registered VA Accounts for as long as the Commission continues to interpret the 1940 Act as requiring such pass-through voting privileges. However, as to Variable Contracts issued through VA Accounts or VLI Accounts not registered as investment companies under the Act, pass-through voting privileges will be extended to owners of such Variable Contracts to the extent granted by the Participating Insurance Company. Accordingly, such Participating Insurance Companies, where applicable, will vote the shares of each Variable Fund held in their VLI Accounts and VA Accounts in a manner consistent with voting instructions timely received from Variable Contract owners. Participating Insurance Companies will be responsible for assuring that each of their Separate Accounts investing in a Variable Fund calculates voting privileges in a manner consistent with all other Participating Insurance Companies investing in that Variable Fund.
32

7.	The obligation to calculate voting privileges as provided in this Application shall be a contractual obligation of all Participating Insurance Companies under their Participation Agreement with the Variable Fund. Each Participating Insurance Company will vote shares of each Variable Fund held in its Separate Accounts for which no timely voting instructions are received, as well as shares held in its General Account or otherwise attributed to it, in the same proportion as those shares for which voting instructions are received. Each Qualified Plan will vote as required by applicable law, governing Qualified Plan documents and as provided in this Application.

8.	As long as the Commission continues to interpret the 1940 Act as requiring that pass-through voting privileges be provided to Variable Contract owners, an adviser or any General Account will vote its respective shares of the Variable Fund in the same proportion as all votes cast on behalf of all Variable Contract owners having voting rights; provided, however, that such an adviser or General Account shall vote its shares in such other manner as may be required by the Commission or its staff.

9.	Each Variable Fund will comply with all provisions of the 1940 Act requiring voting by shareholders (which, for these purposes, shall be the persons having a voting interest in its shares), and, in particular, the Variable Fund will either provide for annual meetings (except to the extent that the Commission may interpret Section 16 of the 1940 Act not to require such meetings) or comply with Section 16(c) of the Act (although the Trust is not, or will not be, one of those trusts of the type described in Section 16(c) of the 1940 Act), as well as with Section 16(a) of the 1940 Act and, if and when applicable, Section 16(b) of the 1940 Act. Further, each Variable Fund will act in accordance with the Commission’s interpretations of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the Commission may promulgate thereunder.

33